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                                                    Exhibit 99(d)(7)


FOR IMMEDIATE RELEASE                  Contact: David J. Norman
April 3, 1998                                    (410) 721-3770
                                                      Ext. 2120

                             DAVCO MERGER COMPLETED

(Crofton, Maryland )--April 3, 1998--DavCo Restaurants, Inc. (AMEX: DVC) today announced that its merger with DavCo Merger Sub Inc., a wholly owned subsidiary of DavCo Acquisition Holding Inc., has been completed. As previously disclosed, DavCo Acquisition Holding Inc. is owned by an investor group that is headed by Ronald D. Kirstien, the Company's President and Chief Executive Officer, and Harvey Rothstein, Senior Executive Vice President of the Company, and includes the Company's principal stockholder prior to the merger, Citicorp Venture Capital, Ltd., and certain affiliates of CVC.

As a result of the merger, the Company's former stockholders are entitled to receive $20.00 in cash per share. The Company will continue as a wholly owned subsidiary of DavCo Acquisition Holding Inc.

As previously announced, the merger received the approval of the Company's stockholders at a Special Meeting held on March 24, 1998.


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